                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                              REPURCHASE AGREEMENT

     THIS REPURCHASE AGREEMENT (the "Agreement") is made and entered into by and between K-1 GHM, LLLP, a Delaware limited liability limited partnership ("K-1" or "Seller"), and SEMCO ENERGY, INC., a Michigan corporation ("Company" or "Purchaser"), to be effective this 8th day of March, 2005. Seller and Purchaser are sometimes hereinafter referred to together as the "Parties" and individually as a "Party."

                                   BACKGROUND:

      A. K-1 and the Company entered into that certain Securities Purchase Agreement dated as of March 19, 2004 (the "Securities Purchase Agreement"), whereby K-1 purchased from the Company (i) 50,000 shares of Company's 6% Series B Convertible Preference Stock, par value $1.00 per share (together with the additional 2,542.94 shares of 6% Series B Convertible Preference Stock paid to K-1 as dividends through February 15, 2005, the "Preference Stock"), the terms of the Preference Stock being set forth in a Certificate of Designation of the Company (the "Certificate of Designation") and (ii) warrants (the "Warrants") to purchase 905,565 shares of the Company's common stock, par value $1.00 per share (the "Common Stock").

      B. K-1 owns all of the issued and outstanding shares of Preference Stock and Warrants, the Company wishes to repurchase the Preference Stock and Warrants from K-1, and K-1 wishes to sell the Preference Stock and Warrants to the Company.

      C. To facilitate such repurchase, the Parties have entered into this Agreement, which shall govern in all respects the repurchase of the Preference Stock and Warrants, as well as other rights and obligations of the Parties as set forth herein.

      NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

      1. Repurchase and Sale of Preference Stock and Warrants. Subject to the terms and conditions contained herein, Seller hereby agrees to sell, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller's right, title and interest in and to the Preference Stock and Warrants (the "Repurchase"). Prior to Repurchase and in order to give effect thereto, Seller agrees that at it shall not (i) permit any of the Preference Stock or Warrants to become encumbered by any lien, pledge, claim, security interest or other encumbrance (other than those that exist pursuant to the Securities Purchase Agreement, Stock Purchase Agreement, Shareholders Agreement (as defined herein), Registration Rights Agreement (as defined herein) or Warrants) or (ii) sell, distribute or otherwise transfer any shares of Preference Stock or Warrants.

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      2. Purchase Price. The total purchase price to be paid by Purchaser for the Preference Stock and Warrants shall be $60 million (the "Purchase Price"). To the extent relating to the purchase of the Preference Stock, as between the Parties, the Repurchase is being conducted in lieu of the notice, deposit for funds and other mechanics provided for with respect to an "Optional Approval Redemption" (as such term is defined in Section 11 of the Certificate of Designation) provided, however, that the foregoing shall in no way constitute an acknowledgement by Seller of Purchaser's right to conduct an Optional Approval Redemption under any circumstances. Seller shall not be otherwise entitled to the reimbursement by Purchaser of any other fees and expenses incurred by Seller in connection with the transactions contemplated by this Agreement except as otherwise specifically provided herein.

      In the event the Closing takes place after March 19, 2005, Purchaser shall pay to Seller an amount, which shall be in addition to the Purchase Price and deemed a part thereof, in lieu of accrued dividends on the Preference Stock, as set forth below:

            (a) 3/20/05 - 3/31/05 - In the event the Closing occurs on or after March 20, 2005 up to and including March 31, 2005, an amount equal to:

                        52,542.94 x [1/360] x 7% x $1,000

for each day after March 19, 2005 up to and including the date of Closing.

            (b) 4/1/05-5/14/05 - In the event the Closing occurs on or after April 1, 2005 up to and including May 14, 2005, an amount equal to:

                        52,542.94 x [1/360] x 8% x $1,000

for each day after March 31, 2005 up to and including the date of Closing, plus all amounts calculated in accordance with subsection (a), above. For the purposes of the foregoing, each month shall be deemed to have 30 days.

      3. Closing Date and Termination of Transaction. The closing (the "Closing") of the Repurchase shall occur at the offices of Troutman Sanders LLP, 600 Peachtree Street, Atlanta, Georgia 30308, at 10:00 a.m. (Atlanta time), or any other time and location that is mutually agreed by the Parties, provided that the Closing shall in no event occur later than April 15, 2005 (the "Termination Date"). The Parties agree that if the Closing does not occur by the Termination Date due to the breach or the non-performance of a Party, then the non-breaching Party may terminate this Agreement or seek specific performance of the obligations hereunder pursuant to Section 15(g) of this Agreement; provided, further, that the foregoing shall in no way be deemed to release the breaching Party from any liability for any breach or failure to perform by such Party of the terms and conditions of this Agreement.

            (a) Notice of Closing - At least three (3) days prior to the Closing, Purchaser shall provide Seller notice of the time and place of the Closing (if the Closing

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is to be held at a location other than that the offices of Troutman Sanders,
Purchaser shall obtain the reasonable consent of Seller to the proposed time and place for the Closing (which Closing shall occur no later than April 15, 2005). At least one (1) business day prior to the Closing, Seller shall provide Purchaser with wire transfer instructions.

            (b) Closing Deliveries - At the Closing, Seller shall deliver to Purchaser (i) all certificates representing the Preference Stock, which shall be endorsed in blank or accompanied by all necessary stock transfer powers, (ii) the Warrants, accompanied by an instrument of assignment, (iii) the resignations of the K-1 Directors (as defined below), (iv) a Release (as defined below) and
(v) a certificate of an appropriate officer of Seller substantially in the form attached hereto as Exhibit A. Purchaser shall deliver to Seller (w) the Purchase Price via wire transfer in accordance with the instructions provided by Seller (or such other means agreed by the Parties), (x) a Release, (y) a certificate of an appropriate officer of Purchaser substantially in the form attached hereto as Exhibit A, and (z) an opinion of legal counsel, as contemplated by Section 15(l).

      4. Fund Raising by Purchaser and Waiver of Rights. The Parties acknowledge that Purchaser will undertake certain activities to fund the Purchase Price (the "Fund Raising"). Purchaser will use all commercially reasonable efforts to timely complete the Fund Raising; provided, however, that Purchaser's failure to complete the Fund Raising or otherwise produce the Purchase Price on or before the Termination Date shall constitute a breach of this Agreement; provided, further, that so long as Purchaser has used commercially reasonable efforts to complete the Fund Raising, Purchaser's failure to complete the Fund Raising or otherwise produce the Purchase Price on or before the Termination Date shall provide Purchaser the right to terminate this Agreement. Seller agrees that neither it nor any of its affiliates will in any way impede, obstruct or object to the Fund Raising. To the extent the Fund Raising would otherwise trigger Seller's pre-emptive rights under Section 4(e) of the Securities Purchase Agreement, Seller hereby waives such pre-emptive rights. To the extent the Fund Raising would otherwise require the approval of Seller as a holder of all the Preference Stock or in conjunction with approval of the shareholders of Purchaser, in general, Seller agrees to promptly provide such approval; provided, however, that to the extent not impairing the legal validity of such approvals, such approval can either be conditioned upon the occurrence of the Repurchase or rendered null and void if the Repurchase does not occur as a result of a termination of this Agreement not caused by the breach of this Agreement by Seller.

      5. Resignation of Directorships. Seller agrees that at the Closing, it will deliver the resignations of Mr. Jeffrey A. Safchik and Ms. Sherry A. Stanley (the "K-1 Directors") from Purchaser's Board of Directors; provided, however, that such resignations will be rendered null and void if the Repurchase does not occur as a result of a termination of this Agreement not caused by the breach of this Agreement by Seller. Seller acknowledges that such resignation of the K-1 Directors will require Purchaser to file a current report on Form 8-K with the Securities and Exchange Commission (the "SEC"), and Seller agrees to provide any reasonable assistance to Purchaser in

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connection with such filing. The Parties further agree that the resignation of the K-1 Directors is not "due to a disagreement with the registrant" and is not a removal "with cause" as contemplated by Item 5.02(a) of Form 8-K.

      6. Withdrawal from RCA Proceedings. Promptly following the execution of this Agreement, the Parties will jointly petition the Regulatory Commission of Alaska ("RCA") to suspend and, upon or following the Closing, to dismiss proceedings relating to the original purchase of the Preference Stock and Warrants by Seller (Case No. U-04-106), on the grounds that, since the Preference Stock and Warrants have been repurchased by Purchaser, it is unnecessary for the RCA to further investigate or take any action with respect to the issuance to Seller of the Preference Stock and Warrants. Seller further agrees to take such other actions before and after the Closing as may reasonably be requested by Purchaser (solely at the expense of Purchaser) in connection with obtaining the favorable action of the RCA with respect to the suspension and dismissal of this proceeding and any other action relating to the subject matter of this Agreement. Purchaser acknowledges and agrees that Seller shall be permitted to take all actions necessary to (i) comply with the applicable laws of the State of Alaska and (ii) respond to any inquiries or requests of the State of Alaska or its regulatory agencies; provided, however, that to the extent such actions relate to the Repurchase or Seller's ownership of the Preference Stock or Warrants, such actions shall be mutually agreed upon in advance (unless Seller is advised by counsel that any such action not mutually agreed upon in advance is required to be made by law or applicable rule and is not binding upon Purchaser, and then only after consulting with Purchaser and making reasonable efforts to comply with the provisions of this Section).

      7. Other Agreements. Except as otherwise specifically set forth herein, the Parties agree that to the extent the terms of this Agreement conflict with the Certificate of Designation or any other agreement between the Parties, that the terms of this Agreement shall control and supersede such conflicting terms. The Parties agree that upon the Closing, the following agreements of the Parties shall be terminated: (i) the Shareholder Agreement between the Parties, dated as of March 19, 2004, (ii) any provisions of the Securities Purchase Agreement that survived following the purchase of the Preference Stock and Warrants by Seller, and (iii) the Registration Rights Agreement (the "Registration Rights Agreement") between the Parties, dated as of March 19, 2004. Additionally, the Parties agree that, upon the Closing, Purchaser shall be entitled to amend its articles of incorporation to cancel, eliminate or redesignate the Preference Stock.

      8. Representation and Warranties of Seller. Seller hereby represents and warrants to Purchaser that:

            (a) it is the lawful owner of the Preference Stock and Warrants and that such securities are free and clear of any and all liens, pledges, hypothecations, claims, security interests or other encumbrances (other than those that exist pursuant to the Securities Purchase Agreement, Stock Purchase Agreement, Shareholders Agreement (as defined herein), Registration Rights Agreement (as defined herein) or Warrants);

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            (b) the Preference Stock and Warrants were acquired by Seller from
Purchaser solely for its own account for investment and Seller has not sold, distributed, divided, or fractionalized any shares of Preference Stock or Warrants;

            (c) the execution and delivery of this Agreement has been duly authorized by Seller's general partner (or such person or entity serving a comparable function) and no further consent or authorization of Seller, its general partner, its partners or any direct or indirect parent company is required;

            (d) the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of Seller's organizational or governing instruments, (ii) conflict with any agreements of Seller or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Seller, any of its members or any direct or indirect parent company; and

            (e) Seller is duly organized, validly existing and in good standing under its state of organization.

      9. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants:

            (a) the execution and delivery of this Agreement has been duly authorized and no further consent or authorization of Purchaser, its Board of Directors, or its shareholders shall be required;

            (b) the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of Purchaser's Articles of Incorporation or Bylaws, (ii) conflict with any agreements of Purchaser or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Purchaser or any of its subsidiaries;

            (c) Purchaser is duly incorporated, organized, validly existing and in good standing under its state of incorporation;

            (d) Purchaser is not, and at no time on or after March 19, 2004 has been, a U.S. real property holding corporation within the meaning of Section 879 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder; and

            (e) Purchaser (both before and after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and currently Purchaser has no information that would

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lead it to reasonably conclude that Purchaser would not have the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

      10. Standstill. Seller agrees that for a period of fifteen (15) months after the date of this Agreement, so long as (i) this Agreement has not been terminated pursuant to the breach of Purchaser or (ii) Seller has not been required to return the Purchase Price to the Company pursuant to any bankruptcy, insolvency or other judicial proceeding, Seller shall not, and shall cause each of its officers, directors, majority-owned subsidiaries and affiliates for which Seller or a direct or indirect parent of Seller has voting or effective control not to, unless and until such party shall have received the prior written invitation or approval of a majority of directors of Purchaser, directly or indirectly (i) acquire, agree to acquire or make any proposal to acquire any securities of Purchaser, any warrant or option to acquire any such securities, any security convertible into or exchangeable for any such securities or any other right to acquire any such securities; provided, however, that each of the K-1 Directors shall be permitted to exercise, in accordance with their terms, any options to purchase Purchaser's Common Stock he or she has received pursuant to their appointment or service on Purchaser's Board of Directors, subject to any lock-up or other restrictions imposed by the Company on Purchaser's Board of Directors in connection with the Fund Raising, (ii) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Purchaser or any of its subsidiaries, (iii) make, or in any way participate in, any "solicitation" of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any securities of Purchaser or any of its subsidiaries, or seek to advise or influence any person with respect to the voting of any securities of Purchaser or any of its subsidiaries, or demand a copy of the stock ledger list of stockholders, or any other books and records of Purchaser or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Purchaser or any of its subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or policies of Purchaser or any of its subsidiaries, (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance (with respect to persons for which Seller and each of its officers, directors, majority-owned subsidiaries and affiliates for which Seller or a direct or indirect parent of Seller has voting or effective control), assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person for which Seller and each of its officers, directors, majority-owned subsidiaries and affiliates for which Seller or a direct or indirect parent of Seller has voting or effective control that engages, or offers or proposes to engage, in any of the foregoing (it being understood that, without limiting the generality of the foregoing, Seller shall not be permitted to act as a joint bidder or co-bidder with any other person with respect to Purchaser or any of its subsidiaries), or (vii) make any publicly disclosed proposal regarding any of the foregoing. Seller agrees during such period not to make any proposal or statement, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request the

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other Party directly or indirectly, to amend, waive or terminate any provision of this Agreement (including this sentence).

      11. Release. At the Closing, each of Purchaser and Seller shall provide a release (a "Release") whereby such Party will release and forever discharge and covenant not to sue the other Party and such Party's officers, directors, agents, investors, employees and affiliates, if any, from any and all past, present and future claims, demands, actions, causes of action and liability of every kind or nature whatsoever whether known or unknown, whether or not previously asserted, even though unexpected, arising from or in any way related to Seller's purchase and ownership of the Preference Stock and Warrants and the service of the K-1 Directors on Purchaser's Board of Directors; provided, however, that such release shall not (i) release any claims relating to a breach of this Agreement; (ii) release any entitlement to indemnification that persons may have as a result or in respect of their service as officers or directors of Purchaser; (iii) with respect to the release provided by Purchaser to Seller, remain in effect (and will be deemed void from the time of its delivery) in the event the payment of the Purchase Price is disallowed by a court of competent jurisdiction pursuant to any state or federal bankruptcy, insolvency or other law; and (iv) shall not extend beyond any limitations imposed by law. Purchaser shall also provide a release to each of the K-1 Directors to release and forever discharge, and covenant not to sue, either of the K-1 Directors from any and all past, present and future claims, demands, actions, causes of action and liability of every kind or nature whatsoever whether known or unknown, whether or not previously asserted, even though unexpected, arising from or in any way related to Seller's purchase and ownership of the Preference Stock and Warrants and the service of K-1 Director on Purchaser's Board of Directors; provided, however, that such release shall not extend beyond any limitations imposed by law.

      12. Public Announcements. It is acknowledged by the Parties that Purchaser will be required to make a public announcement and SEC filing with respect to this Agreement. The timing and content of this announcement and filing, as well as any other public announcement by either Party regarding this Agreement, shall be mutually agreed upon in advance (unless Purchaser is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of the New York Stock Exchange, and then only after consulting with the other party and making reasonable efforts to comply with the provisions of this Section).

      13. Non-Disparagement. Each Party hereto agrees that it will not (and will not permit any of its directors, officers, agents, representatives, advisors or spokespersons to) disparage or publish or otherwise publicly disseminate any disparaging or derogatory statements (irrespective of any basis in truth) concerning or referring to the other Party's business, operations, financial position, prospects, management, directors, officers or employees, or the conduct of any persons acting in any such capacity. The Parties agree that this provision shall survive the Closing for a period of two (2) years thereafter.

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      14. Notices.

            (a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by a recognized national overnight courier service or facsimile, as set forth below:

         If to Purchaser:               SEMCO Energy, Inc.
                                        2301 West Big Beaver Road
                                        Suite 212
                                        Troy, Michigan 48084
                                        Attention: Peter F. Clark
                                        Facsimile: (248) 458-6150

                  with a copy to        Troutman Sanders LLP
                                        600 Peachtree Street, N.E.
                                        Suite 5200
                                        Atlanta, Georgia 30308
                                        Attention: Terry C. Bridges
                                        Facsimile: (404) 962-6731

         If to Seller:                  K-1 USA Ventures, Inc.
                                        2601 S. Bayshore Dr.
                                        Suite 1775
                                        Coconut Grove, FL 33133
                                        Attention: Sherry A. Stanley
                                        Facsimile: 305-858-2334

                  with a copy to        Akerman Senterfitt
                                        One Southeast Third Avenue
                                        28th Floor
                                        Miami, Florida 33131-1714
                                        Attention: Martin T. Schrier
                                        Facsimile: (305) 374-5095

            (b) Notices delivered pursuant to Section 14 shall be deemed given:
(i) on the date delivered, if personally delivered or sent via facsimile (with confirmation of transmission by the transmitting equipment); (ii) at the time received, if mailed; and (iii) two (2) business days after timely delivery to the courier, if by nationally recognized overnight courier service. Any party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with this Section 14.

      15. Miscellaneous.

            (a) Entire Agreement - This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto and

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may not be modified or amended except by a writing executed by both Parties hereto.

            (b) Governing Law; Waiver of Jury Trial - This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan. Each of the Parties to this Agreement hereby waives any right to a trial by jury in connection with any litigation arising out of, under or in connection with this Agreement or any transactions contemplated thereby.

            (c) Binding Agreement - This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, representatives, successors and permitted assigns.

            (d) Further Assurances - Upon the reasonable request of the other Party hereto, each Party agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement. The Parties agree that this provision shall survive the Closing for a period of two (2) years thereafter.

            (e) Severability - If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

            (f) Counterparts - This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

            (g) Specific Performance and Other Remedies - The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other injunctive or equitable relief. The Parties agree that this provision shall survive the Closing for a period of two
(2) years thereafter.

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            (h) Waiver of Optional Approval Redemption - Purchaser hereby waives forever its right to conduct an Optional Approval Redemption under Section 11 of the Certificate of Designation, provided, however, that all other rights and obligations under Section 11 of the Certificate of Designation shall remain intact, provided, further, that the foregoing waiver shall be null and void, ab initio, in the event this Agreement is terminated due to a breach of this Agreement by Seller.

            (i) Indemnity - (i) Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees, agents, shareholders and representatives (collectively, the "Seller Indemnified Parties") from and against any and all claims, damages, judgments, actions, suits, proceedings, penalties, fines, costs and expenses (including reasonable attorneys' fees and costs of suit), that the Seller Indemnified Parties, or any of them, may incur relating to, resulting from or arising out of a breach of this Agreement by Purchaser. Seller shall indemnify and hold harmless Purchaser and its officers, directors, employees, agents, shareholders and representatives (collectively, the "Purchaser Indemnified Parties") from and against any and all claims, damages, judgments, actions, suits, proceedings, penalties, fines, costs and expenses (including reasonable attorneys' fees and costs of suit), that the Purchaser Indemnified Parties, or any of them, may incur relating to, resulting from or arising out of a breach of this Agreement by Seller. The Parties agree that this provision shall survive the Closing for a period of three (3) years thereafter.

                  (ii) Purchaser agrees to indemnify and hold harmless Seller (and its respective directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by Seller (or its respective directors, officers, affiliates, agents, successors and assigns) as a result of actions taken by Seller at the request of the Company pursuant to the provisions of
Section 6 of this Agreement.

            (j) Survival Upon Termination - The Parties agree that the following provisions shall survive the termination of this Agreement: Sections 9(d), 15(g), 15(h), 15(i) and 15(k), provided, however, that Section 9(d) shall only survive a termination of this Agreement that is due to a breach of this Agreement by the Purchaser.

            (k) Attorneys' Fees - The non-prevailing Party in any action or proceeding shall immediately pay the prevailing Party's attorneys' fees and costs incurred in connection with any dispute hereunder, or in enforcing this Agreement or any agreement or instrument executed in connection herewith.

            (l) Legal Opinion - Purchaser shall cause its legal counsel to deliver an opinion dated as of the date of Closing with respect to the matters set forth on Exhibit B hereto.

                        [signatures follow on next page]

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      IN WITNESS WHEREOF, the Parties have executed this Repurchase Agreement to be effective as of the day and year first above written.

                                  "SELLER" or "K-1"

                                  K-1 GHM, LLLP

                                  /s/ Jeffrey A. Safchik
                                  --------------------------------------------
                                  By: K-1 Ventures Michigan, Inc.,
                                      its general partner

                                  "PURCHASER" or "COMPANY"

                                  SEMCO Energy, Inc.

                                  /s/ George A. Schreiber, Jr.
                                  --------------------------------------------
                                  Name: George A. Schreiber, Jr.
                                  Title: President and Chief Executive Officer

      The undersigned, the parent company of K-1 GHM, LLLP, hereby guarantees the performance of K-1 GHM, LLLP with respect to Section 10 of this Repurchase Agreement, effective as of the day and year first above written.

                                    k1 Ventures Limited

                                    /s/ Jeffrey A. Safchik
                                    ---------------------------------
                                    Name: Jeffrey A. Safchik
                                    Title: Chief Operating Officer